Exhibit 99.1

New Oriental Energy & Chemical Incurs Second Quarter Loss
About Equal to the Loss in the First Quarter of Fiscal 2010

Continues to Target New Methanol Plant Startup in March, 2010

NEW YORK, NY—November 16, 2009 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC) (the “Company”), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today that while it saw improvements of roughly 10% in methanol and urea prices in the second quarter of its 2010 fiscal year, these were not sufficient to achieve profitability in either product.  Additionally, the Company continued its temporary halt of DME production through the first half of the fiscal year.  Until last year, DME (dimethyl ether) was the Company’s most significant alternative fuel product.  The result was continued losses in the quarter and the first half of fiscal 2010 on overall reduced sales in its fertilizer and alternative fuel businesses.

Results

In its second quarter ended September 30, 2009, the Company reported that revenues of $7,553,115 compared with $14,260,705 in the same period in the prior fiscal year and were slightly lower than revenues of $8,384,866 in the first quarter this year.  The net loss in the second quarter this year was $(3,155,659), about matching the $(3,161,527) first quarter loss, and was substantially greater than the $(472,614) net loss in the second quarter last year.

For the six months ended September 30, 2009, the Company reported revenues of $15,937,433 compared with $30,107,977 in the prior fiscal year first half.  The loss through the first six months ended September 30, 2009 was $(46,317,186) compared with net income of $795,438 in last year’s first half.

The Company reported that, during the second quarter, demand for urea-- which constituted approximately 81% of its sales in the period-- continued to be strong, but there was no overstocking and selling prices were below the breakeven point.  It noted that while world oil prices improved, they nevertheless translated to lower prices for oil-based urea which predominates worldwide.  While coal prices moved down through the Company’s first half, the Company said they have stayed at about 1000 RMB (US$147.47) per ton.  Further, with rising demand in an improving economy and an upcoming winter season, prices may be expected to rise.

With respect to methanol, the Company reported that prices recently have been stimulated by the anticipated implementation in November of methanol modified gasoline throughout China.  The increases that have occurred, however, are not yet sufficient to offset costs for coal-based product.

DME Production

The current low prices for liquefied petroleum gas (LPG) also continue to make DME relatively uneconomic.  Based on management’s estimate, when the market price of DME increases to over RMB 3150 (US$461.40) per ton in China, DME should have positive gross profit.  The Company said it expects to resume DME production shortly and expects it will recover to a normal level within one year.

Methanol Plant Expansion

Looking ahead to what it believes will be a brightening picture, the Company reported that it continues to aim for a March, 2010 start up of its new methanol plant, the construction of which to date has largely been self financed.  The Company said it is engaged in discussions with a bank for funds to complete the construction and move to startup, and will keep shareholders apprised of its progress.  The Company also reiterated that, if necessary, its largest shareholder has committed to provide funds to the Company.  The estimated range of any such financial assistance, if necessary, is RMB 50 million to RMB 80 million (US$7.3 million to $11.7 million).

Outlook

“Obviously, the improvements in product prices we have seen are still below the threshold needed for a return to profitability,” stated Mr. Chen Si Qiang, CEO and Chairman of New Oriental, as well as its largest shareholder.  He added, "With patience, however, we believe the situation will improve as the Chinese and world economies continue to pick up momentum, more roads are built and cars are sold, and demand for a cleaner environment becomes more insistent.  As a leader in developing coal-based alternative energy products, with a strong technology base, our view is that New Oriental will have an important role to play as this scenario unfolds and we remain optimistic about the Company’s future growth potential.”

SEE ATTACHED TABLES

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are Urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND
COMPREHENSIVE (LOSS) INCOME
(UNAUDITED

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008

REVENUES	$7,553,115	$14,260,705	$15,937,433	$30,107,977

COST OF GOODS SOLD	(9,522,165)	(15,212,114)	(19,494,540)	(28,332,521)

GROSS (LOSS) PROFIT	(1,969,050)	(951,409)	(3,557,107)	1,775,456

General and administrative	478,077	510,894	1,206,715	1,457,664

Selling and distribution	260,196	291,657	547,716	567,093

Research and development	15,045	89,982	42,673	109,435

LOSS FROM OPERATIONS	(2,722,368)	(1,843,942)	(5,354,211)	(358,736)

OTHER INCOME (EXPENSES)

Interest expense, net	(426,547)	(232,826)	(887,699)	(417,440)

Government grants	-	1,008,964	-	997,297

Other income (expenses), net	6,263	(1,209)	2,754	(33,457)

(LOSS) INCOME BEFORE INCOME TAXES	(3,142,652)	(1,069,013)	(6,239,156)	187,664

INCOME TAX (EXPENSE) BENEFIT	(30,763)	478,567	(85,773)	58,459

NET (LOSS) INCOME	(3,173,415)	(590,446)	(6,324,929)	246,123

OTHER COMPREHENSIVE (LOSS) INCOME

Foreign currency translation gain	17,756	117,832	7,743	549,315

OTHER COMPREHENSIVE INCOME	17,756	117,832	7,743	549,315

COMPREHENSIVE (LOSS) INCOME	$(3,155,659)	$(472,614)	$(6,317,186)	$795,438

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	12,640,000	12,640,000	12,640,000

NET (LOSS) INCOME PER SHARE, BASIC AND DILUTED	$(0.25)	$(0.05)	$(0.50)	$0.02